Exhibit 99.1

TCF Financial Corporation • 200 Lake Street East • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:

Mark Goldman	(952) 475-7050	news@tcfbank.com	(Media)
Jason Korstange	(952) 745-2755	investor@tcfbank.com	(Investors)

TCF ANNOUNCES REDEMPTION OF SERIES A DEPOSITARY SHARES

WAYZATA, Minn. (September 15, 2017) — TCF Financial Corporation (“TCF” or the “Company”) (NYSE:TCF) today announced that it has submitted a redemption notice to Computershare Inc. and Computershare Trust Company, N.A. (together, the “Redemption Agent”) for the full redemption of all 6,900 issued and outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”) and all 6,900,000 issued and outstanding shares of the related depositary shares, each representing a 1/1,000th interest in a share of the Preferred Stock (the “Series A Depositary Shares”) (NYSE: TCFPRB).  The Board of Governors of the Federal Reserve System has approved the redemption.

The Company will redeem the Preferred Stock on October 16, 2017 (the “Redemption Date”) at a cash redemption price equal to $25,234.3750 per share of Preferred Stock (the “Preferred Stock Redemption Price”).  Upon deposit by the Company of the Preferred Stock Redemption Price with the Redemption Agent, the Redemption Agent will redeem the Series A Depositary Shares.  The Series A Depositary Shares will be redeemed on the Redemption Date for cash at a redemption price representing 1/1,000th of the Preferred Stock Redemption Price, or $25.2343750 per Series A Depositary Share.

Unless the Company defaults in the payment of the Preferred Stock Redemption Price to the Redemption Agent, dividends on the Preferred Stock and the Series A Depositary Shares will cease to accrue on the Redemption Date. The Preferred Stock and the Series A Depositary Shares will no longer be outstanding after the Redemption Date and all rights of the holders of the Preferred Stock and the Series A Depositary Shares shall cease and terminate.

The redemption will be funded with TCF’s net proceeds from its public offering of depositary shares, each representing a 1/1,000th interest in a share of Series C Non-Cumulative Perpetual Preferred Stock, which closed on September 14, 2017, plus additional cash on hand.

After the completion of the redemption on October 16, 2017, TCF intends to delist the Series A Depositary Shares from the New York Stock Exchange as no Series A Depositary Shares will remain issued or outstanding at that time.

The address of the Redemption Agent is 250 Royall Street, Canton, MA 02021.

About TCF

TCF is a Wayzata, Minnesota-based national bank holding company. As of June 30, 2017, TCF had $22.1 billion in total assets and 321 bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada.

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